CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 21, 2016, relating to the financial statements and financial highlights, which appear in the April 30, 2016 Annual Reports to Shareholders of Columbia Bond Fund, Columbia Corporate Income Fund, Columbia Multi-Asset Income Fund, Columbia Small Cap Value Fund I, Columbia Total Return Bond Fund (formerly known as Columbia Intermediate Bond Fund) and Columbia U.S. Treasury Index Fund (six of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 24, 2016